Exhibit 23.1

Consent of Aircraft Information Services, Inc.

We refer to the Prospectus Supplement dated November 9, 2004 of JetBlue Airways Corporation related to the offer and sale of $498,237,000 aggregate face amount of Pass Through Trust Certificates, Series 2004-2 (the “Prospectus”).  We hereby consent to the inclusion of our report dated November 2, 2004 in the Prospectus and to the reference to our firm’s names in the Prospectus under the caption “Experts.”

Date: November 15, 2004	Aircraft Information Services, Inc.

	By:	/s/ John D. McNicol
		Name:	John D. McNicol
		Title:	Vice President Appraisals & Forecasts